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                                                                    EXHIBIT 21.1


                         Subsidiaries of the Registrant


1.  Internet Security Systems, Inc. (Georgia)
2.  Internet Security Systems, Inc. (Delaware)
3.  ISS Group Ltd. (United Kingdom)
4.  ISS Investment Holdings, Inc. (Delaware)
5.  Internet Security Systems NV (Belgium)
6.  Internet Security Systems KK (Japan)
7.  Netrex, Inc. (Michigan)
8.  NJH Security Consulting, Inc. (Georgia)
9.  Intelligent Shopping, Inc. (Georgia)